NeuroPace Reports Second Quarter 2025 Financial Results and Increases 2025 Revenue Guidance

Reported record quarterly revenue of $23.5 million in Q2 2025

Increased full-year 2025 revenue guidance to between $94 million and $98 million and gross margin guidance to between 75% and 76%

Remain on track to submit NAUTILUS data to FDA for potential IGE indication expansion in the second half of 2025

CMS maintains current MS-DRG assignment for RNS System® procedures

Mountain View, Calif. – August 12, 2025 – NeuroPace, Inc. (Nasdaq: NPCE), a medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the second quarter ended June 30, 2025, and provided a corporate update.

Second Quarter 2025 Financial Highlights
•Revenue grew 22% year-over-year to $23.5 million
•RNS System revenue grew 21% year-over-year for the first half of 2025 compared to the first half of 2024 and 16% for the second quarter of 2025 compared to the second quarter of 2024
•Delivered strong gross margin of 77.1% driven by manufacturing efficiencies and positive product mix
•Refinanced existing debt into a new $75 million credit facility with MidCap Financial at favorable terms

Second Quarter 2025 Operational & Strategic Highlights
•Announced compelling one-year preliminary data from the NAUTILUS study evaluating RNS therapy in IGE, demonstrating a statistically significant safety profile but did not reach statistical significance on the primary effectiveness endpoint. The study demonstrated statistically significant and clinically meaningful improvement across multiple prespecified secondary effectiveness endpoints, including 79% median GTC seizure reduction at 12 months, which meaningfully exceeded the 44% reduction in seizures at 12 months that was seen in the Company's pivotal trial in focal epilepsy that led to FDA approval. Data collected to date at 18 and 24 months currently indicate better than 80% median GTC seizure reduction.
•Built on Project CARE momentum with an increasing contribution in the second quarter compared with the first quarter of 2025
•Achieved record highs in number of both active accounts and prescribers
•Received favorable outcome in CMS's FY 2026 Inpatient Prospective Payment System (IPPS) final rule, with RNS procedures remaining in MS-DRG 023, preserving reimbursement stability for Medicare patients. The Company will continue constructive engagement with CMS to ensure future policies reflect the full value of RNS therapy

“We are pleased with the continued momentum in our business through the second quarter of 2025, as we made significant progress across a number of key initiatives to position NeuroPace for sustained long-term growth,” said Joel Becker, Chief Executive Officer. “We are advancing our strategy, driving increased access to and adoption of RNS therapy and supporting operating leverage as we scale.”

Becker continued, “We also made important clinical and regulatory and research and development progress in the quarter, including advancing our NAUTILUS and the pediatric PMA supplement programs and advancing our AI software development programs. These efforts reflect our leadership in the field, commitment to addressing unmet patient needs, and setting the standard of care for drug-resistant epilepsy.”

Second Quarter 2025 Financial Results
Total revenue in the second quarter of 2025 grew 22% to $23.5 million, compared with $19.3 million in the second quarter of 2024. RNS System revenue grew 21% in the first half of 2025 compared to the first half of 2024 and 16% in the second quarter of 2025 compared to the second quarter of 2024. The Company’s revenue growth was primarily driven by increased sales of the RNS System. The Company also continued to generate meaningful revenue from sales of SEEG products.

Gross margin for the second quarter of 2025 was 77.1%, compared with 73.4% in the second quarter of 2024 and 77.0% in the first quarter of 2025.

Total operating expenses in the second quarter of 2025 were $25.0 million, compared with $20.4 million in the same period of the prior year. This increase was largely driven by one-time personnel expenses including severance and recruiting totaling $1.9 million.

Sales and marketing expense in the second quarter of 2025 was $12.0 million, compared with $9.8 million in the prior year period. The increase was driven by personnel-related expenses resulting from increases in sales and field support personnel costs. Research and development expense in the second quarter of 2025 was $6.8 million, compared with $6.1 million in the second quarter of 2024. This increase was primarily due to an increase in personnel-related expenses, a decrease in grant funds received partially offset by a decrease in product development and clinical trial expenses. General and administrative expense in the second quarter of 2025 was $6.1 million compared with $4.5 million in the second quarter of 2024. The increase was largely due to one-time costs of $1.6 million in personnel-related expenses associated with an executive transition, of which $0.7 million was stock-based compensation, a non-cash expense.

Loss from operations was $6.8 million in the second quarter of 2025, compared with $6.2 million in the prior year period. Net loss was $8.7 million for the second quarter of 2025 compared with $7.5 million in the second quarter of 2024.

The Company’s cash, cash equivalents and short-term investments balance as of June 30, 2025, was $62.1 million compared with $66.3 million at the end of the prior quarter. Long-term borrowings totaled $58.6 million as of June 30, 2025. Free cash flow in the quarter was ($2.3) million compared to ($4.0) million in the second quarter of 2024.

Updated Full Year 2025 Financial Guidance
•Increased total revenue guidance for full year 2025 to between $94 million and $98 million, representing growth of 18% - 23% versus $79.9 million in 2024, up from previous guidance of between $93 million and $97 million
•Increased gross margin guidance to between 75% and 76%, up from previous guidance of 73% and 75%
•Maintained total operating expenses range between $92 million and $95 million, including approximately $11 million in stock-based compensation, a non-cash expense

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the second quarter 2025 financial results after market close on Tuesday, August 12, 2025, at 4:30 P.M. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at https://viavid.webcasts.com/starthere.jsp?ei=1724652&tp_key=858d589533. Individuals interested in participating in the call via telephone may access the call by dialing +1-877-407-3982 and referencing Conference ID 13754370. The webcast will be archived on the Company's investor relations website at https://investors.neuropace.com/news-and-events/events and will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. NeuroPace may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding: NeuroPace’s expectations, forecasts and beliefs with respect to potential indication expansion for its RNS System and its software, technology and other product development efforts; increasing access to and adoption of RNS therapy; NeuroPace’s ability to maintain or increase the gross margin for its RNS System compared to historical rates; NeuroPace’s ability to execute on its long-term revenue growth strategy, including with respect to sustained revenue growth and long-term value creation; and NeuroPace’s anticipated revenue, gross margin and operating expenses for the year ending 2025. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: actual operating results may differ significantly from any guidance provided; uncertainties related to market acceptance and adoption of NeuroPace’s RNS System and impacts to NeuroPace’s revenue for 2025 and in the future; risks that NeuroPace’s operating expenses could be higher than anticipated and that it could use its cash resources sooner than expected; risks that NeuroPace’s gross margin may be lower than forecast; risks related to the pricing of the RNS System and availability of adequate reimbursement for the procedures to implant the RNS System and for clinicians to provide ongoing care for patients treated with the RNS System; risks related to regulatory compliance and expectations for regulatory submissions and approvals to expand the market for NeuroPace’s RNS System, including risks related to the NAUTILUS clinical trial; risks related to product development, including risks related to the development of AI-powered software and the next generation device platform; risks related to NeuroPace’s reliance on contractors and other third parties, including single-source suppliers and vendors; and other important factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Scott Schaper
Head of Investor Relations
sschaper@neuropace.com
investors@neuropace.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2025	2024	2025	2024
Revenue	$23,520	$19,256	$46,044	$37,380
Cost of goods sold	5,388	5,122	10,570	9,903
Gross profit	18,132	14,134	35,474	27,477
Operating expenses
Sales and marketing	12,043	9,756	23,046	19,789
Research and development	6,845	6,065	14,285	11,849
General and administrative	6,068	4,543	10,114	9,614
Total operating expenses	24,956	20,364	47,445	41,252
Loss from operations	(6,824)	(6,230)	(11,971)	(13,775)
Interest income	718	762	1,511	1,589
Interest expense	(2,059)	(2,166)	(4,212)	(4,424)
Other income (expense), net	(486)	120	(568)	171
Net loss and comprehensive loss	$(8,651)	$(7,514)	$(15,240)	$(16,439)
Net loss per share attributable to common stockholders, basic and diluted	$(0.26)	$(0.26)	$(0.47)	$(0.58)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	32,863,031	28,853,216	32,175,789	28,569,196

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	June 30,	December 31,
(in thousands, except share and per share amounts)	2025	2024
Assets
Current assets
Cash and cash equivalents	$22,857	$13,430
Short-term investments	39,284	39,325
Accounts receivable	13,554	12,851
Inventory	16,346	13,381
Prepaid expenses and other current assets	1,701	2,352
Total current assets	93,742	81,339
Property and equipment, net	1,156	1,052
Operating lease right-of-use asset	11,007	11,843
Restricted cash	122	122
Deferred offering costs	—	276
Other assets	87	15
Total assets	$106,114	$94,647
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,721	$2,954
Accrued liabilities	9,740	9,787
Operating lease liability	1,986	1,860
Deferred revenue	696	555
Total current liabilities	17,143	15,156
Long-term debt	58,616	59,525
Operating lease liability, net of current portion	10,917	11,953
Total liabilities	86,676	86,634
Stockholders’ equity
Common stock, $0.001 par value	33	30
Additional paid-in capital	565,595	538,933
Accumulated deficit	(546,190)	(530,950)
Total stockholders’ equity	19,438	8,013
Total liabilities and stockholders’ equity	$106,114	$94,647